EXHIBIT 11.1

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

The following schedules reflect the information used in calculating the number of shares in the computation of net loss per share for each of the periods set forth in the Statements of Operations.

BASIC AND DILUTED EARNINGS PER SHARE COMPUTATION
THREE MONTHS ENDED SEPTEMBER 30, 2001

Weighted Average Shares Outstanding:

TOTAL SHARES		# DAYS OUTSTANDING
9,278,711	x	38	=	352,591,018
9,280,821	x	37	=	343,390,377
10,170,739	x	17	=	172,902,563
		92	=	868,883,958

				868,883,958	/ 92	=	9,444,391

Loss Per Share:

Net Loss plus dividend accrual plus accretion of offering costs				$(2,933,653)		=	$(0.31)
Weighted Avg. Shares				9,444,391

Weighted Average Shares Outstanding:

TOTAL SHARES		# DAYS OUTSTANDING

15,310,771	x	92	=	1,408,590,932
		92		1,408,590,932

				1,408,590,932	/ 92	=	15,310,771

Loss Per Share:

Net Loss plus dividend accrual plus accretion of offering costs				$(251,304)			$(0.02)
Weighted Avg. Shares				15,310,771

BASIC AND DILUTED EARNINGS PER SHARE COMPUTATION

NINE MONTHS ENDED SEPTEMBER 30, 2001

Weighted Average Shares Outstanding:

TOTAL SHARES		# DAYS OUTSTANDING
9,067,700	x	5	=	45,338,500
9,077,338	x	2	=	18,154,676
9,078,463	x	10	=	90,784,630
9,078,888	x	22		199,735,536
9,079,313	x	53	=	481,203,589
9,267,993	x	45	=	417,059,685
9,278,711	x	82	=	760,854,302
9,280,821	x	37	=	343,390,377
10,170,739	x	17	=	172,902,563
		273		2,529,423,858

				2,529,423,858	/ 273	=	9,265,289

Loss Per Share:

Net Loss plus dividend accrual plus accretion of offering costs				$(7,149,066)	=		$(0.77)
Weighted Avg. Shares				9,265,289

Weighted Average Shares Outstanding:

TOTAL SHARES		# DAYS OUTSTANDING
10,843,320	x	55	=	596,382,600
10,861,696	x	1	=	10,861,696
15,310,771	x	217	=	3,322,437,307
		273		3,929,681,603

				3,929,681,603	/ 273	=	14,394,438

Loss Per Share:

Net Loss plus dividend accrual plus accretion of offering costs				$(4,260,220)		=	$(0.30)
Weighted Avg. Share				14,394,438